SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                             LaserSight Incorporated
                             -----------------------

             (Exact name of registrant as specified in its charter)


               Delaware                                          65-0273162
               --------                                          ----------
(State  of incorporation or organization)                       (IRS  Employer
                                                             Identification No.)

          3300 University Boulevard, Suite 140, Winter Park, Florida 32792
          ------------------------------------------------------------
             (Address of principal executive offices)        (Zip Code)

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                              Name of each exchange on which
 to be so registered                              each class is to be registered
 -------------------                              ------------------------------

 None                                             Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Share Purchase Rights
                        -------------------------------

                                (Title of Class)

Item 1.  Description of Securities to be Registered.
         ------------------------------------------

         On January 28, 2000, LaserSight Incorporated, a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent"), adopted the Second Amendment (the "Second Amendment") to the Rights Agreement dated as of July 2, 1998 (as amended, the "Rights Agreement") between the Company and the Rights Agent. The Second Amendment, among other things, provides that no person shall become an Acquiring Person (as defined in the Rights Agreement) as the result an acquisition of LaserSight securities pursuant to and in accordance with that certain Securities Purchase Agreement dated as of January 31, 2000 by and between the Company and TLC Laser Eye Centers Inc. The Second Amendment to the Rights Agreement is attached as an exhibit hereto, and is incorporated herein by reference. Except as incorporated by reference herein, the description of the Rights Agreement set forth in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on July 7, 1998, as amended by the First Amendment thereto dated March 22, 1999, remains in full force and effect.

Item 2.  Exhibits.
         --------

     Exhibit
      Number                                    Description
      ------                                    -----------

        1           Rights  Agreement,   dated  as  of  July  2,  1998,  between
                    LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent, which includes (i) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (ii) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (iii) as Exhibit C thereto the Summary of Stockholder Rights Agreement (incorporated by reference from the Registration Statement on Form 8-A filed with the Commission on July 7, 1998).

        2 First Amendment dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the First Amendment on Form 8-A/A filed with the Commission on March 29, 1999).

        3 Second Amendment dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent.

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 7, 2000         LaserSight Incorporated

                               By:  /s/ Michael R. Farris
                                    ---------------------------------------
                               Name: Michael R. Farris
                               Title: President and Chief Executive Officer

                                  EXHIBIT INDEX



     Exhibit
      Number                            Description
      ------                            -----------

        1           Rights  Agreement,   dated  as  of  July  2,  1998,  between
                    LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent, which includes (i) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (ii) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (iii) as Exhibit C thereto the Summary of Stockholder Rights Agreement (incorporated by reference from the Registration Statement on Form 8-A filed with the Commission on July 7, 1998).

        2 First Amendment dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference from the First Amendment on Form 8-A/A filed with the Commission on March 29, 1999).

        3 Second Amendment dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent.